SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549


                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      July 25, 1996



               Registrant;
Commission     State of Incorporation          IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events.

     The following information updates certain matters previously reported to the Securities and Exchange Commission under Part I,
Item 1 - Business of the Annual Report on Form 10-K for 1995, under Part I - Note 3 and Part II, Item 5 - Other Information of the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and under Item 5-Other Events in the Current Reports on Form 8-K dated May 29, 1996 and June 26, 1996 of Atlantic Energy, Inc. and Atlantic City Electric Company (ACE).


Salem Nuclear Generating Station

     As previously reported, Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively, and Public Service Electric & Gas Company (PS) has advised ACE that their return dates are subject to completion of testing, analysis, repair activity and Nuclear Regulatory Commission (NRC) concurrence that they are prepared to restart. PS had previously advised ACE that PS expected Salem Unit 2 to return to service on or about August 27, 1996.

     On July 22, 1996, PS advised ACE that refurbishment and comprehensive testing of Salem Unit 2 will continue well into the fourth quarter of this year. PS has advised that while substantial progress has been made in upgrading the unit's 46 major systems, some originally identified work remains to be done. As some components in the systems were restored, PS advised that a need for additional work and testing not anticipated in the original schedule was determined. ACE has been advised that as refurbishment is being completed, PS will conduct comprehensive integrated testing of plant systems prior to loading fuel.

     ACE has been advised by PS that no revised target date for Salem Unit 2's restart has been established.

     On June 19, 1996, the New Jersey Board of Public Utilities
(BPU) issued an oral decision declaring Salem Unit 2 rates interim and subject to refund as of such date. In its decision, the BPU indicated that it may rescind the decision if Salem Unit 2 is restarted within a reasonable time of its estimated August 27, 1996 restart date. Hearings are to be held by the BPU regarding the issue as to whether the Salem units continue to be used and useful and the actual level of any appropriate rate reduction. The dates for hearings related to Salem Unit 1 have been scheduled to begin in September 1996. Hearings related to Salem Unit 2 have not been scheduled.

     PS has also advised ACE that the delay in the Unit 2 restart should not impact the projected restart of Salem Unit 1. PS anticipates that Salem Unit 1 will be ready for operation by mid-1997 after completion of refurbishment, including replacement of its steam generators. PS has advised ACE that acquisition of the unused steam generators from the unfinished Seabrook 2 nuclear unit in New Hampshire for installation at Salem Unit 1 has been completed, and removal of the replacement steam generators began last week.

     Based on the information provided by PS regarding the return of Salem Units 1 and 2 and the expected operation of the other nuclear units in which ACE has an ownership interest, ACE presently estimates that its aggregate nuclear capacity factor for 1996 will be approximately 45%. Such capacity factor would result in an estimated penalty of $4.1 million, based on estimated replacement power costs.

     The outage of each Salem unit causes ACE to incur replacement power costs of approximately $700 thousand per month per unit. ACE believes that in the event of a unit's removal from base rates, ACE would be entitled to recover replacement power costs attributable to such unit through its Levelized Energy Clause (LEC) and that the estimated $4.1 million nuclear performance standard penalty for 1996 would be substantially reduced.

     ACE expects that its share of the operations and maintenance expenses incurred in connection with restart activities, will exceed its previous 1996 estimate of $5.8 million. The extent of such increase is not presently determinable.


Levelized Energy Clause

     On March 29, 1996, ACE filed a petition with the BPU requesting an increase in annual LEC revenues of $49.7 million, including a $14.7 million deferral, effective June 1, 1996. On July 17, 1996, the BPU approved a stipulation and granted ACE a provisional increase in annual LEC revenues of $27.6 million. The increase is effective on and after July 17, 1996 through May 31, 1997. The parties to the stipulation have agreed that the stipulated amount is for provisional rate purposes only and subject to evidentiary hearings scheduled for August 1996. The outcome of any BPU decision regarding LEC rates and the ultimate recovery of replacement power costs cannot currently be predicted.

                          SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          Atlantic Energy, Inc.
                      Atlantic City Electric Company
                               (Registrant)

                     By:    /s/ L. M. Walters
                                L. M. Walters
                    Treasurer of Atlantic Energy, Inc.
           Vice President, Treasurer and Assistant Secretary of
                      Atlantic City Electric Company



Date: July 25, 1996